Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Numbers: 333-74703, 333-81400, 333-84044, 333-127660, 333-128619, 333-128621, 333-140798, 333-145751, and 333-149577 on Form S-8, and Registration Statement Numbers: 333-179685, and 333-179685-01 on Form F-3 and in Registration Statement Number: 333-108304 and 333-108304-01 on Form F-4 of our report dated March 22, 2012, relating to the consolidated financial statements and financial statement schedules of RBS Holdings N.V. and subsidiaries appearing in the Annual Report on Form 20-F of RBS Holdings N.V. for the year ended December 31, 2011; and dated September 28, 2012 relating to the retrospective restatements related to the change in the composition of reportable segments in Note 32 and the inclusion of the consolidated statement of comprehensive income in Note 38, as appearing in this Form 6-K of RBS Holdings N.V.

/s/Deloitte Accountants B.V. September 28, 2012